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                                                                     Exhibit 23

                             Accountants' Consent


The Board of Directors
Lexington Corporate Properties, Inc.:

We consent to the incorporation by reference in the registration statement
(No. 333-3688) on Form S-3 of Lexington Corporate Properties, Inc. of our report dated January 21, 1997, relating to the consolidated balance sheets of Lexington Corporate Properties, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K/A of Lexington Corporate Properties, Inc.


                                       KPMG Peat Marwick LLP


New York, New York
November 14, 1997